                                                                    EXHIBIT 99.1

Company Press Release

Connect Inc. Announces $10 Million New Financing

MOUNTAIN VIEW, Calif., Nov. 5 /PRNewswire/ -- CONNECT, INC. (Nasdaq:CNKT), announced today that it has entered into agreements that initially would raise $10 million through the issuance in a private placement of units consisting of convertible debt securities and warrants (the ``Units''). Each Unit will be sold for $40,000 and will consist of a $40,000 principle amount convertible note (a ``Note'') and a warrant (a ``Warrant''). Each Note will accrue interest at a rate of 5% per annum and is convertible at the option of the holder into shares of the Company's Common Stock at a price per share equal to the lesser of (i) $2.00 or (ii) 80% of the average closing bid price of the Company's Common Stock during the 10 trading days prior to conversion. Each Warrant is exercisable at any time within three years after the date of issuance to purchase 13,333 shares of the Company's Common Stock at a price of $2.50 per share. The Company is obligated to file with the Securities and Exchange Commission shortly after the closing of the initial sale of the Units a registration statement with respect to the resale of the shares issuable upon conversion of the Notes and exercise of the Warrants. The Company has reserved the right to issue up to an additional $2 million of Units (in excess of the $10 million described above) within a short period of time after closing the initial sale of units.

The closing of the initial sale of Units is expected to occur in mid-November 1997, subject to certain closing conditions. The purpose of the offering is to provide funds for working capital and general corporate purposes.

Any such securities sold by the Company will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.